EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ServisFirst Bancshares, Inc.

Birmingham, Alabama

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-170507, 333-196825 and 333-213869) and Form S-3 (No. 333-258665) of ServisFirst Bancshares, Inc. of our reports dated February 25, 2022, with respect to the consolidated financial statements of ServisFirst Bancshares, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

February 25, 2022